Exhibit 99.1

         Pediatrix Reports Revenues for 2006 Second Quarter,
       Company Announces Review of Stock Option Grant Practices

    FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Aug. 3, 2006--Pediatrix Medical Group, Inc. (NYSE:PDX) today reported revenues for the three months and six months ended June 30, 2006. Pediatrix also announced a review of the Company's historic stock option practices and related accounting. As a result, additional financial results will be issued upon completion of the review.
    For the three months ended June 30, 2006, Pediatrix reported net patient service revenue of $203.8 million, up 17 percent from $173.8 million for the same period of 2005.
    The increased revenue was the result of same-unit revenue growth of 10.0 percent, as well as contributions from acquisitions. Same-unit revenue growth included the favorable impact of a new billing code for neonatal physician services, better reimbursement from commercial payors, and higher patient service volume across all physician subspecialties and was offset by a slight increase in the percentage of patients reimbursed under government programs when compared to the same period of 2005. Patient volume at neonatal intensive care units staffed by Pediatrix physicians increased by 2.9 percent for the 2006 second quarter when compared to the 2005 second quarter.
    For the six months ended June 30, 2006, Pediatrix had net patient service revenue of $391.5 million, up 16 percent from the prior-year period.
    At June 30, 2006, Pediatrix had cash and equivalents of $28.8 million, and net accounts receivable of $113.8 million. Pediatrix had no amounts outstanding under its $225 million revolving credit facility at the end of the 2006 second quarter. During the first half of 2006, Pediatrix invested $66.7 million to complete four physician group practice acquisitions. During July, Pediatrix invested another $6.2 million to acquire physician group practices in central Florida and southern California.

    Option Grant Practices Review

    Pediatrix also announced today that the Audit Committee of its Board of Directors is reviewing the Company's practices relating to its stock option grants. This voluntary review was initiated following a shareholder inquiry and in light of recent reports in the financial media regarding stock option practices. The review is being conducted with the assistance of the Committee's outside legal counsel. Pediatrix does not intend to comment on any aspect of the review or possible outcome until after the Audit Committee completes its review. At that time, Pediatrix expects to provide an update as to the Audit Committee's findings.
    As a result of the review, the Company will announce its complete financial results for the second quarter of fiscal 2006 following the completion of the Audit Committee's work. Based on the status of the review to date, Pediatrix believes that it will not be able to report full results for the second quarter of 2006 and file its Form 10-Q for the second quarter by the filing deadline.

    Earnings conference call

    Pediatrix Medical Group, Inc. will host an investor conference call to discuss the quarterly revenue results at 10 a.m. (EDT) today. The conference call webcast may be accessed from the Company's
Web site, http://www.pediatrix.com. A telephone replay of the conference call will be available from 1 p.m. (EDT) today through midnight (EDT) August 15, 2006 by dialing 800-475-6701, access code 834606. The replay will also be available at http://www.pediatrix.com.

    About Pediatrix

    Pediatrix Medical Group, Inc. is the nation's leading provider of newborn, maternal-fetal and pediatric physician subspecialty services. Pediatrix physicians and advanced nurse practitioners are reshaping the delivery of maternal-fetal and newborn care by identifying best demonstrated processes and participating in clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Founded in 1979, its neonatal physicians provide services at more than 240 NICUs, and through Obstetrix, its perinatal physicians provide services in many markets where Pediatrix's neonatal physicians practice. Combined, Pediatrix and its affiliated professional corporations employ more than 860 physicians in 32 states and Puerto Rico. Pediatrix is also the nation's largest provider of newborn hearing screens and newborn metabolic screening. Additional information is available at http://www.pediatrix.com.

    Certain statements and information in this press release may be deemed to be "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These statements are often characterized by terminology such as "believe," "hope," "may," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "positioned," "strategy" and similar expressions, and are based on assumptions and assessments made by Pediatrix's management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and Pediatrix undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in Pediatrix's most recent Annual Report on Form 10-K, including the section entitled "Risk Factors". Additional factors include, but are not limited to, uncertainties related to: the time needed to complete the audit committee's inquiry described above; whether or not the audit committee's inquiry would lead to the discovery of accounting errors or other adverse facts and possible regulatory action or litigation.

    CONTACT: Pediatrix Medical Group, Inc., Fort Lauderdale
             Bob Kneeley, 954-384-0175, x-5300
             bob_kneeley@pediatrix.com